Exhibit 10.5
PERFORMANCE SHARE AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
     THIS AWARD AGREEMENT is made and entered into as of                      (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                      (“Employee”).
BACKGROUND
A.	The Board of Directors of the Company has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to which Performance Share Awards may be granted to employees of the Company and its Subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee a Performance Share Award under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.	Grant of Award. Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee (___) Performance Shares and Dividend Equivalents based on the dividends declared on the Performance Shares. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”

2.	Award Subject to Plan. This Performance Share Award is granted under and is expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.

3.	Performance Period. The Performance Period for this Award begins January 1, ___ and ends December 31, ___.

4.	Payment.
(a)	Performance Shares Payable In Stock. As soon as practicable in the fiscal year immediately following the end of the Performance Period, but in no event later than December 31 of such fiscal year, the Company will determine the Company’s Earnings Per Share Growth Rate (as defined herein) as compared to the Earnings Per Share Growth Rate of the Index set forth on Attachment A (the “Index”) over the Performance Period and will deliver to Employee one (1) share of the Company’s Stock for each then-outstanding Performance Share under this Award Agreement. For avoidance of doubt, no acceleration of Performance Shares or the Performance Period will occur on a Change of Control of the Company.

(b)	Retirement. In the case of Employee’s Retirement (as defined herein) during the Performance Period, Employee shall be deemed to have been employed by the Company through the end of the Performance Period and

Employee will receive the Stock and Dividend Equivalents, if any, to which Employee is entitled at the time specified in this Section. For purposes of this Award Agreement, “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan.

(c)	Dividend Equivalents. In satisfaction of the Dividend Equivalent Award made pursuant to Section 1, at the time of the Company’s delivery of Stock to Employee pursuant to Subsection 4(a) above, the Company also will deliver to Employee a cash payment equal to the amount of dividends, if any, declared on the number of shares of Stock equal to the number of shares of Stock delivered to Employee from the Date of Grant to the date of the payment, plus interest on such amount at the rate of ___ percent, compounded quarterly, as determined pursuant to the Plan.
5.	Performance Criteria and Adjustments.

Adjustment of Base Grant. The Base Grant will increase or decrease based upon the Company’s “Earnings Per Share Growth Rate” as compared to the Earnings Per Share Growth Rate of the Index during the Performance Period, as follows:

If the Company’s Earnings Per Share
Compound Growth Rate Over The Performance	The Number of
Period As Compared to the Index is:	Performance Shares will be:
90th Percentile or Greater	2 X Base Grant
75th Percentile	1.5 X Base Grant
50th Percentile	Base Grant
25th Percentile	0.5 X Base Grant
Less than 25th Percentile	None
     If intermediate percentiles are achieved, the number of Performance Shares awarded will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance in the 80th percentile, then the number of Performance Shares would be increased to 1.667 multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares greater than 2 times the Base Grant, even if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance higher than the 90th percentile. Attachment B provides a generic example of the operation of an Award granted under this Award Agreement.
6.	Earnings Per Share Growth Rate. “Earnings Per Share Growth Rate” for the Performance Period is the compounded annual-growth rate (CAGR) of a company’s earnings per share from continuing operations, on a fully diluted basis, during the Performance Period; provided, however, that for purposes of calculating the Company’s Earnings Per Share Growth Rate, SunCor Development Company’s earnings from discontinued operations will be considered earnings from continuing operations for each fiscal year during the Performance Period. Only those companies which were in the Index at both the beginning and the ending of the Performance Period will be considered. The Earnings Per Share Growth Rate of the companies in the Index will be determined using an independent third party data system. If the Index is discontinued, the Committee shall select the most comparable index then in use for the sector comparison. In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the Index with the most representative index then in use. Once the CAGR of the Company and all relevant companies in the Index have been determined, the member companies will be ranked from greatest to least CAGR. Percentiles will be calculated based on a company’s relative ranking. For example, company 1 out of 26 companies is given a percentile of 96.2% (1.0 – 1/26). Percentiles will be carried out to one (1) decimal place. If the Company is not in the Index, then its percentile will be interpolated between the companies listed in the relative ranking. These calculations will be verified by the Company’s internal auditors.

7.	Termination of Award. This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer actively employed by the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, retirement, disability, or otherwise, except as specifically set forth in Section 4. Employee will, however, be entitled to receive any Stock and Dividend Equivalents payable under Section 4 of this Award Agreement if Employee’s employment terminates after the end of the Performance Period but before Employee’s receipt of such Stock and Dividend Equivalents.

8.	Section 409A Compliance.
(a)	Purpose of this Provision. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation” plans and arrangements. Based on regulations issued by the Internal Revenue Service, the Company has concluded that this Performance Share Award is subject to Section 409A. As a result, unless the Plan and this Award Agreement are administered to comply with the new rules, Employee will be required to pay an additional 20% tax (in addition to regular income taxes) on the compensation provided by this Award Agreement. In addition, under Section 409A additional interest will be payable.

(b)	Compliance with Section 409A. The Company intends to comply with Section 409A by assuring that all amounts to which Employee becomes entitled hereunder are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(a)(4). As a result, any payment or transfer to Employee shall be made at the time specified in Section 4. The provisions of this Subsection 8(b) apply to all amounts due pursuant to this Award Agreement.

(c)	Miscellaneous Payment Provisions. If a payment is not made due to a dispute in payments, payments can be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(d)	Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Award Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)	No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement.

(f)	Compliant Operation and Interpretation. The Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of the Award Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.
9.	Tax Withholding. Any and all payments made pursuant to this Award Agreement shall be subject to applicable tax withholding requirements and employment taxes. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all required federal, state, and local income and payroll tax withholding. Employee may satisfy any such tax withholding obligation by paying the amount in cash or by check. In the alternative, Employee may elect to have the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation. Within ___ days after the Date of Grant, Employee must elect, by providing written notice to the Company, to satisfy any tax withholding obligation by paying the amount in cash or by check or by having the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation. In the absence of a timely election by Employee, Employee’s tax withholding obligation will be satisfied through the Company’s withholding shares of Stock as set forth above.

10.	Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company.

11.	Voting Rights. Employee is not entitled to voting rights with respect to shares of Stock by virtue of this Award. Upon issuance of Stock in settlement of Employee’s Performance Share Awards, Employee will have voting rights with respect to such shares of Stock.

12.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

13.	Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. Employee will receive a copy of the Plan and the related Plan Prospectus. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

14.	Amendment. Except as otherwise provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and Employee.

15.	Choice of Law. This Award Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.

     An authorized representative of the Company has signed this Award Agreement as of the Date of Grant.

PINNACLE WEST CAPITAL CORPORATION

By:

Its:

Attachment A
     The Index will be the S&P 1500 Super Composite Electric Utility Index.
Attachment B
Generic Example
(Performance Share Award)
ASSUMPTIONS:
•	Employee is granted 500 Performance Shares, which constitutes Employee’s “Base Grant.”

•	During the Performance Period, the Company’s Earnings Per Share Growth Rate is in the 88.3 percentile compared to the Index.
CALCULATION OF EMPLOYEE’S STOCK PAYMENT:
•	Based on the Company’s achievement of the 88.3 Percentile during the Performance Period, to be determined as soon as practicable after the end of the fiscal year immediately following the end of the Performance Period, Employee will receive 971 shares of Stock, calculated as follows:
o	750 shares of Stock as a result of the Company’s Earnings Per Share Growth Rate meeting at least the 75th Percentile (1.5 X Base Grant) plus

o	221 shares of Stock as a result of the Company’s Earnings Per Share Growth Rate achieving 13.3/15 of the Percentile increase between the 75th and 90th Percentile (13.3/15 X 250) shares, with the 250 shares representing the Stock opportunity between the 75th and 90th Percentiles). (Note: 13.3/15 X 250 shares = 221.67 shares and must be rounded down to 221 shares.)

Pinnacle West Capital Corporation
PERFORMANCE SHARE AWARD
ELECTION FORM

INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#

TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock pursuant to my Performance Share Agreement in the following form (place an “X” in the “Cash” column or in the “Stock” column):

Cash	Stock

(I will write a check for my taxes that are due)	(The Company should withhold shares of my stock to cover my taxes)
☐	☐

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE
IMPORTANT NOTE: Please complete and return this Election Form to                      at Mail Station